Jacob Funds Inc.

Articles Supplementary
to
Articles of Incorporation

Jacob Funds Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland (the “Corporation”) and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, hereby certifies, in accordance with the requirements of Sections 2-105(c), 2-208 and/or 2-208.1 of the Maryland General Corporation Law (the “MGCL”), to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation currently has the authority to issue a total of twenty billion (20,000,000,000) shares of capital stock, with a par value of one tenth of one cent ($0.001) per share, having an aggregate par value of twenty million dollars ($20,000,000), all of which shall be considered Common Stock. The allocation of shares of Common Stock to each of four Series (as contemplated in Article SIXTH, as amended, of the Articles of Incorporation of the Corporation (the “Articles”)) is as follows:

Series/Class Designation	Number of Shares of Common Stock (par value $0.001 per share) ________Allocated_______
Jacob Internet Fund – Investor Class	4,000,000,000
Jacob Small Cap Growth Fund – Investor Class	2,000,000,000
Jacob Small Cap Growth Fund – Institutional Class	2,000,000,000
Jacob Wisdom Fund – Investor Class	4,000,000,000
Jacob Micro Cap Growth Fund – Investor Class	2,000,000,000
Jacob Micro Cap Growth Fund – Institutional Class	2,000,000,000
Four billion (4,000,000,000) shares of Common Stock of the Corporation remain unallocated and undesignated.

SECOND: The Board of Directors of the Corporation (the “Board”) has adopted a resolution unallocating and undesignating four billion (4,000,000,000) shares of the Corporation’s Common Stock previously classified and allocated to the Series of the Corporation designated as the “Jacob Wisdom Fund” and the class of such Series designated as “Investor Class” shares.

THIRD: Following the aforesaid unallocation and undesignation, the total number of shares of Common Stock which the Corporation is authorized to issue is twenty billion (20,000,000,000) shares, with a par value of one tenth of one cent ($0.001) per share and an aggregate par value of twenty million dollars ($20,000,000). The allocation of shares of Common Stock to each of the Series and classes of such Series is as follows:

Series/Class Designation	Number of Shares of Common Stock (par value $0.001 per share) ________Allocated_______
Jacob Internet Fund – Investor Class	4,000,000,000
Jacob Small Cap Growth Fund – Investor Class	2,000,000,000
Jacob Small Cap Growth Fund – Institutional Class	2,000,000,000
Jacob Micro Cap Growth Fund – Investor Class	2,000,000,000
Jacob Micro Cap Growth Fund – Institutional Class	2,000,000,000
Eight billion (8,000,000,000) shares of Common Stock of the Corporation remain unallocated and undesignated.

FOURTH: The description of the shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption for the Series and classes described above shall be as set forth in Article SIXTH of the Articles.

FIFTH: The aforesaid shares have been duly classified by the Board pursuant to authority contained in the Articles and, to the extent applicable, in accordance with Sections 2-105(c), 2-208 and/or 2-208.1 of the MGCL.

SIXTH: These Articles Supplementary shall become effective upon filing.

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IN WITNESS WHEREOF, Jacob Funds Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its Secretary on this 3rd day of August, 2017; and its Chairman, President and Chief Executive Officer acknowledges that these Articles Supplementary are the act of Jacob Funds Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:
Jacob Funds Inc.

By: /s/ Francis J. Alexander By: /s/ Ryan I. Jacob
Francis J. Alexander, Secretary Ryan I. Jacob, Chairman, President and
Chief Executive Officer